NEWS RELEASE

October 19, 2017

NCR Announces Third Quarter 2017 Results

DULUTH, Ga. - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended September 30, 2017. Third quarter highlights include:

•	GAAP diluted EPS of $0.77, up 12% from $0.69 in the prior year; Non-GAAP diluted EPS of $0.93, up 7% constant currency

•	Revenue of $1.66 billion, down 1% as reported and constant currency

•	Software revenue up 2%, Cloud up 5% and net ACV of $16 million in the quarter, up 37%

•	Transformation initiatives drive Services gross margin expansion of 450 basis points

•	Guidance reduced for full year 2017 due to lower than expected ATM revenue

“Third quarter results were within the range of our Q3 guidance for revenue and earnings, but orders, particularly for ATMs, were disappointing, and the primary cause of our need to reduce our full year guidance", said Chairman and CEO Bill Nuti. "ATM orders continue to be negatively impacted by large customer delays in spending in North America, weakness in India, the Middle East and Africa, and the upcoming Windows 10 conversion.  On the positive side, we saw strong net ACV growth again this quarter as a result of our customers embracing our SaaS solutions in digital banking and in our hospitality cloud portfolio.  In addition, we significantly expanded our Services margins as a result of higher revenue and our ongoing productivity programs, continuing a trend we have seen throughout the year.  Despite our near-term ATM hardware challenges, our investment priorities across our markets remain the same, and our confidence in the business remains strong.  We expect that the ATM market will recover in the medium-term and that may ultimately improve our revenue growth, but our strategic focus remains on driving software, cloud, and recurring revenue growth as priority number one."

In this release, we use certain performance metrics as well as certain non-GAAP measures, including presenting certain measures on a constant currency and adjusted constant currency basis. The performance metrics include net annual contract value (or Net ACV) and the non-GAAP measures include free cash flow and others with the words “non-GAAP," "adjusted," or "constant currency" in their titles. The performance metrics are listed and described, and the non-GAAP measures are listed, described, and reconciled to their most directly comparable GAAP measures, under the heading "Performance Metrics and Non-GAAP Financial Measures" later in this release.

Third Quarter 2017 Operating Results

Revenue
Third quarter revenue of $1.66 billion was down 1% year-over-year. Foreign currency fluctuations had no impact on the year-over-year comparison.

The following table shows the revenue by segment for the third quarter:

$ in millions	2017	2016	% Change	% Change Adjusted Constant Currency
Software License	$79	$90	(12%)	(11%)
Software Maintenance	95	92	3%	3%
Cloud	149	142	5%	5%
Professional Services	153	144	6%	6%
Software Revenue	$476	$468	2%	2%

Services Revenue	$609	$591	3%	3%

ATM	$273	$324	(16%)	(17%)
SCO	79	104	(24%)	(24%)
POS	221	185	19%	18%
IPS	5	5	—%	—%
Hardware Revenue	$578	$618	(6%)	(7%)

Total Revenue	$1,663	$1,677	(1%)	(1%)

Software revenue was up 2% primarily due to continued demand for NCR's channel transformation with increases in software maintenance of 3%, cloud of 5% and professional services of 6%. Software license revenue was down 12% due to a large unattached license in the prior year period and lower software license revenue attached to hardware in the recently completed quarter.

Services revenue was up 3% driven by hardware maintenance and implementation services growth as a result of improving channel transformation trends.

Hardware revenue was down 7% on a constant currency basis due to a 17% decline in ATM revenue and a 24% decline in SCO revenue, partially offset by an 18% increase in POS revenue. The ATM market continues to be challenging due to the timing of large customer rollouts and softness in certain geographic regions. SCO revenue was down due to a strong third quarter in the prior year but we expect it to continue its full year momentum and grow sequentially in the fourth quarter. POS revenue was up due to product replacements and new introductions.

Gross Margin
Third quarter gross margin of $473 million decreased 1% from $477 million. Third quarter gross margin (non-GAAP) of $486 million decreased 1% from $491 million. Gross margin rate was consistent at 28.4%. Gross margin rate (Non-GAAP) was 29.2%, down from 29.3%. The decrease in gross margin was primarily due to lower software license revenue and lower ATM and SCO volumes as well as new product introductions, offset by continued focus on productivity improvements in our Services segment.

Expenses
Third quarter operating expenses of $273 million decreased from $288 million. Third quarter operating expenses (non-GAAP) of $251 million decreased from $261 million. The decrease in expenses is due to continued focus on expense management including lower employee-related expenses.

Operating Income
Third quarter operating income of $200 million increased 6% from $189 million. Third quarter operating income (non-GAAP) of $235 million increased 2% from $230 million. Operating margin rate was 12.0%, up from 11.3%. Operating margin rate (non-GAAP) was 14.1%, up from 13.7%.

Other (Expense)
Third quarter other (expense) and other (expense) (non-GAAP) of $50 million increased 2% from $49 million.

Income Tax Expense
Third quarter income tax expense remained consistent at $31 million. Third quarter income tax expense (non-GAAP) of $41 million decreased from $44 million in the prior year.

Net Income from Continuing Operations Attributable to NCR
Third quarter net income from continuing operations attributable to NCR of $118 million increased from $107 million. Third quarter net income from continuing operations attributable to NCR (non-GAAP) of $143 million increased from $135 million.

Cash Flow
Third quarter cash provided by operating activities of $133 million decreased from $225 million. Free cash flow was $45 million in the third quarter of 2017 as compared to $153 million in the third quarter of 2016. The decreases were due to higher working capital in the third quarter of 2017, which we expect to improve in the fourth quarter. Year-to-date cash provided by operating activities was $271 million compared to $369 million in the prior year, and year-to-date free cash flow was $51 million compared to free cash flow of $179 million in the prior year.

2017 Outlook

We are reducing our full year 2017 revenue guidance. We now expect revenue of $6.475 billion to $6.525 billion (previous guidance of $6.63 billion to $6.75 billion), due to a softer than expected ATM market. We anticipate foreign currency to be a favorable impact of $20 million versus our previous guidance of an unfavorable impact of $25 million.

We are also lowering our earnings per share guidance. We now expect GAAP diluted earnings per share to be $1.97 to $2.09 (previous guidance of $2.20 to $2.32) and non-GAAP diluted earnings per share to be $3.10 to $3.20 (previous guidance of $3.32 to $3.42). The decrease in earnings per share is due to lower ATM hardware and attached software licenses. The favorable impact of foreign currency on earnings per share is now expected to be $0.06 versus a favorable $0.01 in our previous guidance. For 2016, the actuarial mark-to-market pension adjustment is included in GAAP diluted earnings per share; however, 2017 guidance does not include actuarial mark-to-market pension adjustments, which will be determined in the fourth quarter of 2017.

Additionally, we are lowering our cash flow guidance. We now expect net cash provided by operating activities to be $745 million to $775 million (previous guidance of $805 million and $830 million) and free cash flow to be $440 million to $470 million (previous guidance of $500 million to $525 million). The decrease in the cash flow guidance is due to the impact of lower revenue.

Q4 2017 Outlook

For the fourth quarter of 2017, revenue is expected to be $1.74 billion to $1.79 billion, GAAP diluted earnings per share is expected to be $0.64 to $0.76, and non-GAAP diluted earnings per share is expected to be $0.83 to $0.93. The fourth quarter 2017 guidance includes an expected foreign currency benefit of $40 million for revenue and a $0.08 benefit on earnings per share. For the fourth quarter of 2016, the actuarial mark-to-market pension adjustment is included in GAAP diluted earnings per share; however, the fourth quarter of 2017 guidance does not include actuarial mark-to-market pension adjustments, which will be determined in the fourth quarter of 2017.

NCR will provide additional information regarding its fourth quarter and full year 2017 guidance during its third quarter earnings conference call and webcast.

2017 Third Quarter Earnings Conference Call

A conference call is scheduled for today at 4:30 p.m. (EDT) to discuss the third quarter 2017 results and guidance for fourth quarter and full year 2017. Access to the conference call and accompanying slides, as well as a replay of the call, are available on NCR's web site at http://investor.ncr.com/. Additionally, the live call can be accessed by dialing 888-820-9413 (United States/Canada Toll-free) or 786-460-7169 (International Toll) and entering the participant passcode 1935288.

More information on NCR’s Q3 2017 earnings, including additional financial information and analysis, is available on NCR’s Investor Relations website at http://investor.ncr.com/.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leader in omni-channel solutions, turning everyday interactions with businesses into exceptional experiences. With its software, hardware and portfolio of services, NCR enables nearly 700 million transactions daily across retail, financial, travel, hospitality, telecom and technology, and small business. NCR solutions run the everyday transactions that make your life easier. NCR is headquartered in Duluth, Ga., with over 30,000 employees and does business in 180 countries. NCR encourages investors to visit its web site, which is updated regularly with financial and other important information about NCR.

Web site: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: https://www.linkedin.com/company/ncr-corporation
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Scott Sykes
NCR Corporation
212.589.8428
scott.sykes@ncr.com

Investor Contact
Michael Nelson
NCR Corporation
678.808.6995
michael.nelson@ncr.com

Note to Investors This release contains forward-looking statements. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “believe,” “will,” “should,” “would,” “could,” and words of similar meaning. Statements that describe or relate to NCR’s plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. The forward-looking statements in this release include statements about growth trends in margins in NCR’s Services segment; the ATM market and our expectations for its recovery and the effects thereof; NCR's investment priorities and confidence in its business; NCR’s areas of strategic focus; momentum and fourth quarter growth in self-checkout revenue; expectations for improvements in working capital in the fourth quarter; and NCR’s full-year and fourth quarter financial guidance and outlook (including the sections entitled “2017 Outlook” and “Q4 2017 Outlook”) and the expected type and magnitude of the non-operational adjustments included in any forward-looking non-GAAP measures. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to: the strength of demand for ATMs and other financial services hardware and its effect on the results of our businesses and reportable segments; domestic and global economic and credit conditions including, in particular, those resulting from uncertainty in the “BRIC” economies, economic sanctions against Russia, the determination by Britain to exit the European Union, the potential for changes to global or regional trade agreements or the imposition of protectionist trade policies, and the imposition of import or export tariffs or border adjustments; the impact of our indebtedness and its terms on our financial and operating activities; the impact of the terms of our strategic relationship with Blackstone and our Series A Convertible Preferred Stock; the transformation of our business model and our ability to sell higher-margin software and services; the possibility of disruptions in or problems with our data center hosting facilities; cybersecurity risks and compliance with data privacy and protection requirements; our ability to successfully introduce new solutions and compete in the information technology industry; our ability to improve execution in our sales and services organizations; defects or errors in our products; manufacturing disruptions; collectability difficulties in subcontracting relationships in Emerging Industries; the historical seasonality of our sales; foreign currency fluctuations; the availability and success of acquisitions, divestitures and alliances, including the divestiture of our Interactive Printer Solutions business; our pension strategy and underfunded pension obligation; the success of our restructuring plans and cost reduction initiatives; tax rates; reliance on third party suppliers; development and protection of intellectual property; workforce turnover and the ability to attract and retain skilled employees; environmental exposures from our historical and ongoing manufacturing activities; and uncertainties with regard to regulations, lawsuits, claims, and other matters across various jurisdictions. Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8- K. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Performance Metrics and Non-GAAP Financial Measures

Performance Metrics. The term “net annual contract value” or “net ACV” for any particular period means NCR’s net bookings for cloud revenue during the period, and is calculated as twelve months of expected subscription revenues under new cloud contracts during such period less twelve months of subscription revenues under cloud contracts that expired or were terminated during such period.

Non-GAAP Financial Measures. While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this release NCR also uses the non-GAAP measures listed and described below.

Diluted EPS (non-GAAP), Gross Margin (non-GAAP), Gross Margin Rate (non-GAAP), Operating Expenses (non-GAAP), Operating Income (non-GAAP), Operating Margin Rate (non-GAAP), Other (Expense) (non-GAAP), Income Tax Expense (non-GAAP), and Net Income from Continuing Operations Attributable to NCR (non-GAAP). NCR’s diluted earnings per share (non-GAAP), gross margin (non-GAAP), gross margin rate (non-GAAP), operating expenses (non-GAAP), operating income (non-GAAP), operating margin rate (non-GAAP), other (expense) (non-GAAP), income tax expense (non-GAAP), and net income from continuing operations attributable to NCR (non-GAAP) are determined by excluding pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles, from NCR’s GAAP earnings per share, gross margin, gross margin rate, expenses, income from operations, operating margin rate, other (expense), income tax expense and net income from continuing operations attributable to NCR, respectively. Due to the non-operational nature of these pension and other special items, NCR's management uses these non-GAAP measures to evaluate year-over-year operating performance. NCR also uses operating income (non-GAAP) and diluted EPS (non-GAAP), to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR believes these measures are useful for investors because they provide a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results.

Free Cash Flow. NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, additions to capitalized software, discretionary pension contributions and pension settlements. NCR's management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures which can be used for, among other things, investment in the Company's existing businesses, strategic acquisitions, strengthening the Company's balance sheet, repurchase of Company stock and repayment of the Company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Free cash flow does not have a uniform definition under GAAP and, therefore, NCR's definition may differ from other companies' definitions of this measure.

Constant Currency, IPS Divestiture and Adjusted Constant Currency. NCR presents certain financial measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation by translating prior period results at current period monthly average exchange rates. Due to the overall variability of foreign exchange rates from period to period, NCR’s management uses constant currency measures to evaluate period-over-period operating performance on a more consistent and comparable basis. NCR also presents certain financial measures on an adjusted constant currency basis, which excludes both the effects of foreign currency translation, as described above, and the results of NCR’s Interactive Printer Solutions (IPS) business for the comparable prior period after completion of the sale of the business (which results were previously included in NCR’s Hardware segment). NCR completed the sale of all but the Middle East and Africa assets of its Interactive Printer Solutions (IPS) division to Atlas Holdings LLC on May 27, 2016. NCR’s management believes that presentation of financial measures without these results is more representative of the company's period-over-period operating performance, and provides additional insight into historical and/or future performance, which may be helpful for investors.

NCR's definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP. These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the tables below or, in the case of quarterly free cash flow, in the body of this release.

Reconciliation of Gross Margin (GAAP) to Gross Margin (non-GAAP)

$ in millions	Q3 2017	Q3 2016
Gross Margin (GAAP)	$473	$477
Transformation Costs	1	—
Acquisition-related amortization of intangibles	12	14
Gross Margin (Non-GAAP)	$486	$491

Reconciliation of Gross Margin Rate (GAAP) to Gross Margin Rate (non-GAAP)

$ in millions	Q3 2017	Q3 2016
Gross Margin Rate (GAAP)	28.4%	28.4%
Transformation Costs	0.1%	—%
Acquisition-related amortization of intangibles	0.7%	0.9%
Gross Margin Rate (Non-GAAP)	29.2%	29.3%

Reconciliation of Operating Expenses (GAAP) to Operating Expenses (non-GAAP)

$ in millions	Q3 2017	Q3 2016
Operating Expenses (GAAP)	$273	$288
Transformation/Restructuring Costs	(4)	(8)
Acquisition-related amortization of intangibles	(17)	(17)
Acquisition-related costs	(1)	(2)
Operating Expenses (Non-GAAP)	$251	$261

Reconciliation of Income from Operations (GAAP) to Operating Income (non-GAAP)

$ in millions	Q3 2017	Q3 2016
Income from Operations (GAAP)	$200	$189
Transformation/Restructuring Costs	5	8
Acquisition-related amortization of intangibles	29	31
Acquisition-related costs	1	2
Operating Income (Non-GAAP)	$235	$230

Reconciliation of Operating Margin rate (GAAP) to Operating Margin rate (non-GAAP)

$ in millions	Q3 2017	Q3 2016
Operating Margin rate (GAAP)	12.0%	11.3%
Transformation/Restructuring Costs	0.3%	0.5%
Acquisition-related amortization of intangibles	1.7%	1.8%
Acquisition-related costs	0.1%	0.1%
Operating Margin rate (Non-GAAP)	14.1%	13.7%

Reconciliation of Income Tax Expense (GAAP) to Income Tax Expense (non-GAAP)

$ in millions	Q3 2017	Q3 2016
Income Tax Expense (GAAP)	$31	$31
Transformation/Restructuring Costs	1	1
Acquisition-related amortization of intangibles	9	11
Acquisition-related costs	—	1
Income Tax Expense (Non-GAAP)	$41	$44

Reconciliation of Net Income from Continuing Operations Attributable to NCR (GAAP) to
Net Income from Continuing Operations Attributable to NCR (non-GAAP)

$ in millions	Q3 2017	Q3 2016
Net Income from Continuing Operations Attributable to NCR (GAAP)	$118	$107
Transformation/Restructuring Costs	4	7
Acquisition-related amortization of intangibles	20	20
Acquisition-related costs	1	1
Net Income from Continuing Operations Attributable to NCR (Non-GAAP)	$143	$135

Reconciliation of Diluted Earnings Per Share (GAAP) to Non-GAAP Diluted Earnings Per Share (non-GAAP)

	Q3 2017 Actual	Q3 2016 Actual	FY 2017 Guidance(2)	Prior FY 2017 Guidance (2)	Q4 2017 Guidance (2)
Diluted Earnings Per Share (GAAP) (1)	$0.77	$0.69	$1.97 - $2.09	$2.20 - $2.32	$0.64 - $0.76
Transformation/Restructuring Costs	0.02	0.05	0.14 - 0.17	0.14 - 0.17	0.02 - 0.05
Acquisition-related amortization of intangibles	0.13	0.12	0.49	0.49	0.13
Acquisition-related costs	0.01	0.01	0.03	0.03	0.02
Deemed dividends related to Blackstone transaction	—	—	0.39	0.39	—
Diluted Earnings Per Share (non-GAAP) (1)	$0.93	$0.87	$3.10 - $3.20	$3.32 - $3.42	$0.83 - $0.93

(1)
Non-GAAP diluted EPS is determined using the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of weighted average diluted shares outstanding. GAAP EPS is determined using the most dilutive measure, either including the impact of dividends or deemed dividends on the Company's Series A Convertible Preferred Stock in the calculation of net income or loss available to common stockholders or including the impact of the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of the weighted average diluted shares outstanding. Therefore, GAAP diluted EPS and non-GAAP diluted EPS may not mathematically reconcile.

(2)
Except for the adjustments noted herein, this guidance does not include the effects of any future acquisitions/divestitures, restructuring activities, pension mark-to-market adjustments, taxes or other events, which are difficult to predict and which may or may not be significant.

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

$ in millions	Q3 2017 QTD	Q3 2016 QTD	Q3 2017 YTD	Q3 2016 YTD	Current 2017 Guidance	Prior 2017 Guidance
Net cash provided by operating activities	$133	$225	$271	$369	$745 - $775	$805 - $830
Total capital expenditures	(79)	(62)	(206)	(160)	(285)*	(285)*
Net cash used in discontinued operations	(9)	(10)	(14)	(30)	(20)	(20)
Free cash flow	$45	$153	$51	$179	$440 - $470	$500 - $525

* Note: The total capital expenditures of $285 million in 2017 includes $70 million related to the new world headquarters in Atlanta, Georgia. This $70 million is offset by $45 million of expected reimbursements by the lessor included in net cash provided by operating activities.

Reconciliation of Revenue Growth % (GAAP) to
Revenue Growth Adjusted Constant Currency % (non-GAAP)

	Three months ended September 30, 2017
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Adjusted Constant Currency % (non-GAAP)
Software License	(12)%	(1)%	(11)%
Software Maintenance	3%	—%	3%
Cloud	5%	—%	5%
Professional Services	6%	—%	6%
Software	2%	—%	2%
Services	3%	—%	3%
ATMs	(16)%	1%	(17)%
SCO	(24)%	—%	(24)%
POS	19%	1%	18%
IPS	—%	—%	—%
Hardware	(6)%	1%	(7)%
Total Revenue	(1)%	—%	(1)%

NCR CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in millions, except per share amounts)	Schedule A

	For the Periods Ended September 30
	Three Months		Nine Months
	2017	2016	2017	2016
Revenue
Products	$657	$708	$1,829	$1,932
Services	1,006	969	2,905	2,809
Total Revenue	1,663	1,677	4,734	4,741
Cost of products	528	528	1,430	1,487
Cost of services	662	672	1,955	1,951
Total gross margin	473	477	1,349	1,303
% of Revenue	28.4%	28.4%	28.5%	27.5%
Selling, general and administrative expenses	220	225	676	678
Research and development expenses	53	56	178	159
Restructuring-related charges	—	7	—	13
Income from operations	200	189	495	453
% of Revenue	12.0%	11.3%	10.5%	9.6%
Interest expense	(42)	(41)	(122)	(130)
Other (expense), net	(8)	(8)	(22)	(33)
Total other (expense), net	(50)	(49)	(144)	(163)
Income before income taxes and discontinued operations	150	140	351	290
% of Revenue	9.0%	8.3%	7.4%	6.1%
Income tax expense	31	31	78	75
Income from continuing operations	119	109	273	215
(Loss) income from discontinued operations, net of tax	—	(2)	5	(2)
Net income	119	107	278	213
Net income attributable to noncontrolling interests	1	2	1	—
Net income attributable to NCR	$118	$105	$277	$213
Amounts attributable to NCR common stockholders:
Income from continuing operations	$118	$107	$272	$215
Dividends on convertible preferred stock	(12)	(13)	(36)	(37)
Deemed dividend on modification of convertible preferred stock	—	—	(4)	—
Deemed dividend on convertible preferred shares related to redemption	—	—	(58)	—
Net income from continuing operations attributable to NCR common stockholders	106	94	174	$178
Income from discontinued operations, net of tax	—	(2)	5	(2)
Net income attributable to NCR common stockholders	$106	$92	$179	$176
Net income per share attributable to NCR common stockholders:
Net income per common share from continuing operations
Basic	$0.87	$0.76	$1.43	$1.41
Diluted	$0.77	$0.69	$1.37	$1.37
Net income per common share
Basic	$0.87	$0.74	$1.47	$1.40
Diluted	$0.77	$0.68	$1.41	$1.36
Weighted average common shares outstanding
Basic	121.5	123.9	121.9	126.0
Diluted	153.1	155.4	126.9	156.8

(1) Diluted EPS is determined using the most dilutive measure, either including the impact of the dividends and deemed dividends on NCR's Series A Convertible Preferred Shares in the calculation of net income or loss per common share from continuing operations and net income or loss per common share or including the impact of the conversion of such preferred stock into common stock in the calculation of the weighted average diluted shares outstanding.

NCR CORPORATION REVENUE AND OPERATING INCOME SUMMARY (Unaudited) (in millions)	Schedule B

	For the Periods Ended September 30
	Three Months				Nine Months
	2017	2016	% Change	% Change Constant Currency	2017	2016	% Change	% Change Adjusted Constant Currency
Revenue by segment
Software	$476	$468	2%	2%	$1,392	$1,339	4%	4%
Software Gross Margin Rate	50.4%	51.1%			50.3%	51.0%
Services	609	591	3%	3%	1,754	1,708	3%	4%
Services Gross Margin Rate	26.3%	21.8%			24.6%	21.3%
Hardware	578	618	(6)%	(7)%	1,588	1,694	(6)%	1%
Hardware Gross Margin Rate	14.9%	19.9%			16.8%	18.0%
Total Revenue	$1,663	$1,677	(1)%	(1)%	$4,734	$4,741	—%	3%
Gross Margin Rate	29.2%	29.3%			29.5%	28.5%
Operating income by segment
Software	$148	$146			$401	$405
% of Revenue	31.1%	31.2%			28.8%	30.2%
Services	89	56			209	139
% of Revenue	14.6%	9.5%			11.9%	8.1%
Hardware	(2)	28			—	32
% of Revenue	(0.3)%	4.5%			—%	1.9%
Subtotal-segment operating income	$235	$230			$610	$576
% of Revenue	14.1%	13.7%			12.9%	12.1%
Other adjustments (1)	35	41			115	123
Total income from operations	$200	$189			$495	$453

(1)	The following table presents the other adjustments for NCR:

	For the Periods Ended September 30
	Three Months		Nine Months
In millions	2017	2016	2017	2016
Transformation/Restructuring costs	$5	$8	$26	$23
Acquisition-related amortization of intangible assets	29	31	86	95
Acquisition-related costs	1	2	3	5
Total other adjustments	$35	$41	$115	$123

NCR CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except per share amounts)	Schedule C

	September 30, 2017	June 30, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$405	$377	$498
Accounts receivable, net	1,408	1,321	1,282
Inventories	824	828	699
Other current assets	263	290	278
Total current assets	2,900	2,816	2,757
Property, plant and equipment, net	321	304	287
Goodwill	2,741	2,736	2,727
Intangibles, net	591	618	672
Prepaid pension cost	115	107	94
Deferred income taxes	595	611	575
Other assets	587	575	561
Total assets	$7,850	$7,767	$7,673
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$269	$267	$50
Accounts payable	720	731	781
Payroll and benefits liabilities	202	205	234
Deferred service revenue and customer deposits	465	521	468
Other current liabilities	390	389	432
Total current liabilities	2,046	2,113	1,965
Long-term debt	2,984	3,015	3,001
Pension and indemnity plan liabilities	771	764	739
Postretirement and postemployment benefits liabilities	127	127	127
Income tax accruals	138	140	142
Other liabilities	197	161	138
Total liabilities	6,263	6,320	6,112
Redeemable noncontrolling interests	14	14	15
Series A convertible preferred stock: par value $0.01 per share, 3.0 shares authorized, 0.8 shares issued and outstanding as of September 30, 2017, June 30, 2017 and 0.9 shares issued and outstanding as of December 31, 2016	799	786	847
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of September 30, 2017, June 30, 2017 and December 31, 2016	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 121.5, 121.4 and 124.6 shares issued and outstanding as of September 30, 2017, June 30, 2017 and December 31, 2016	1	1	1
Paid-in capital	44	25	32
Retained earnings	913	806	867
Accumulated other comprehensive loss	(188)	(190)	(205)
Total NCR stockholders' equity	770	642	695
Noncontrolling interests in subsidiaries	4	5	4
Total stockholders' equity	774	647	699
Total liabilities and stockholders' equity	$7,850	$7,767	$7,673

NCR CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)	Schedule D

	For the Periods Ended September 30
	Three Months		Nine Months
	2017	2016	2017	2016
Operating activities
Net income	$119	$107	$278	$213
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	—	2	(5)	2
Depreciation and amortization	91	84	263	259
Stock-based compensation expense	19	16	60	45
Deferred income taxes	15	19	19	39
Gain on sale of property, plant and equipment and other assets	(1)	—	(2)	—
Loss on divestiture	—	—	—	1
Impairment of long-lived and other assets	1	—	1	2
Changes in assets and liabilities:
Receivables	(79)	(17)	(107)	(138)
Inventories	6	(5)	(120)	(128)
Current payables and accrued expenses	(39)	64	(132)	68
Deferred service revenue and customer deposits	(30)	(53)	20	78
Employee benefit plans	(7)	(12)	(13)	(38)
Other assets and liabilities	38	20	9	(34)
Net cash provided by operating activities	133	225	271	369
Investing activities
Expenditures for property, plant and equipment	(38)	(21)	(81)	(45)
Proceeds from sales of property, plant and equipment	6	—	6	—
Additions to capitalized software	(41)	(41)	(125)	(115)
Proceeds from divestiture	—	—	—	47
Other investing activities, net	—	—	—	(8)
Net cash used in investing activities	(73)	(62)	(200)	(121)
Financing activities
Short term borrowings, net	(3)	(3)	10	(2)
Payments on term credit facilities	(12)	(11)	(37)	(84)
Payments on revolving credit facilities	(495)	(305)	(1,110)	(736)
Borrowings on revolving credit facilities	480	150	1,335	856
Debt issuance costs	—	—	—	(8)
Repurchases of Company common stock	—	—	(350)	(250)
Proceeds from employee stock plans	3	4	11	10
Tax withholding payments on behalf of employees	—	—	(24)	(7)
Other financing activities	—	(2)	(1)	(2)
Net cash used in financing activities	(27)	(167)	(166)	(223)
Cash flows from discontinued operations
Net cash used in discontinued operations	(9)	(10)	(14)	(30)
Effect of exchange rate changes on cash and cash equivalents	4	—	16	(5)
(Decrease)/increase in cash and cash equivalents	28	(14)	(93)	(10)
Cash and cash equivalents at beginning of period	377	332	498	328
Cash and cash equivalents at end of period	$405	$318	$405	$318